Exhibit 99.49

Cord Blood America Continues to Reduce Debt

LOS ANGELES, CA. June __, 2007 - Cord Blood America, Inc. (OTC Bulletin Board: CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families nationwide and internationally, today announced that the family of Matthew Schissler, CEO, has loaned the Company $223,500, through an arrangement involving a third party, to reduce debt.  “Putting money into the Company provides it the short term working capital it needs, something that doesn’t occur if this discretionary money were spend instead on purchasing stock on the open market,” Mr. Schissler said.  “This investment gives us the opportunity to focus on the long term growth.”

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

    CONTACT:

    Paul Knopick

    E & E Communications

    949/707-5365

    pknopick@eandecommunications.com

SOURCE Cord Blood America, Inc.